EXHIBIT 10.1

$25,000,000

CREDIT AGREEMENT

dated

December 30, 2004

BETWEEN

TOREADOR EXPLORATION & PRODUCTION INC.

AND

TOREADOR ACQUISITION CORPORATION,

as Borrowers

AND

TEXAS CAPITAL BANK, N.A.,

as Lender

Reducing Revolving Credit Facility
Standby Letter of Credit Facility

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
1.1. Definitions	1
1.2. Accounting Terms and Determinations; Changes in Accounting	15
1.3. References	15
ARTICLE II COMMITMENT TO LEND AND ISSUE LETTERS OF CREDIT	16
2.1. Commitment	16
2.2. Method of Borrowing and Obtaining Letters of Credit	17
2.3. Note	17
2.4. Certain Payments and Prepayments of Principal	17
2.5. Interest	18
2.6. Unused Available Commitment Fees; Engineering Fees; Facility Fees; Letter of Credit Fees; Authorized Payments by the Lender	18
2.7. Termination of Commitment; Maturity of Note	19
2.8. Determination of Borrowing Base; Automatic Reductions in Borrowing Base; Borrowing Base Deficiency; Notice of Redeterminations; Requests for Reductions in Borrowing Base	19
2.9. Request for Extension of Maturity	21
ARTICLE III GENERAL PROVISIONS	21
3.1. General Provisions as to Payments and Loans	21
3.2. Computation of Interest	21
3.3. Default Interest	21
3.4. Prepayments Permitted	21
3.5. Limitation Period	22
3.6. Joint and Several Obligations and Duties	22
ARTICLE IV COLLATERAL	22
4.1. Security	22
4.2. Grant of Security Interests	22
4.3. Notification of Account Debtors and Other Obligors	23
4.4. Financing Statement	23
ARTICLE V CONDITIONS PRECEDENT TO ADVANCES AND LETTERS OF CREDIT	23
5.1. All Advances and Letters of Credit	23
5.2. Initial Advance	23
5.3. Conditions Precedent for the Benefit of the Lender	25
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BORROWERS	25
6.1. Existence and Power	25
6.2. Authorization; Contravention	26
6.3. Binding Effect	26
6.4. Subsidiaries; Ownership	26

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6.5. Disclosure	26
6.6. Financial Information	27
6.7. Litigation	27
6.8. ERISA Plans	27
6.9. Taxes and Filing of Tax Returns	28
6.10. Title to Properties; Liens; Environmental Liability	28
6.11. Business; Compliance	29
6.12. Licenses, Permits, Etc	29
6.13. Compliance with Law	29
6.14. Governmental Consent	29
6.15. Investment Company Act	29
6.16. Public Utility Holding Company Act; State Utility	29
6.17. Refunds; Certain Contracts	29
6.18. No Default	30
ARTICLE VII COVENANTS	30
7.1. Use of Proceeds and Letters of Credit	30
7.2. Financial Statements; Reserve and Other Reports; Certain Required Notices from Borrowers; Additional Information	30
7.3. Inspection of Properties and Books	33
7.4. Maintenance of Security; Insurance; Operating Accounts; Transfer Orders	33
7.5. Payment of Taxes and Claims	34
7.6. Payment of Debt; Additional Debt; Payment of Accounts	34
7.7. Negative Pledge	34
7.8. Loans and Advances to Others; Investments; Restricted Payments; Subsidiaries	35
7.9. Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents; Issuance of Equity Interests	35
7.10. Primary Business; Location of Borrower’s Office; Ownership of Assets	36
7.11. Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Nonoperator	36
7.12. Transactions with Affiliates	37
7.13. Plans	37
7.14. Compliance with Laws and Documents	37
7.15. Certain Financial Covenants	38
7.16. Tax Shelter	38
7.17. Additional Documents; Quantity of Documents; Title Data; Additional Information	39
7.18. ENVIRONMENTAL INDEMNIFICATION	39
7.19. Exceptions to Covenants	40
7.20. Title Data	40
ARTICLE VIII DEFAULTS; REMEDIES	40
8.1. Events of Default; Acceleration of Maturity	40

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8.2. Suits for Enforcement	42
8.3. Remedies Cumulative	43
8.4. Remedies Not Waived	43
ARTICLE IX MISCELLANEOUS	43
9.1. Amendments and Waivers	43
9.2. Highest Lawful Interest Rate	43
9.3. INDEMNITY	44
9.4. Expenses	45
9.5. Taxes	46
9.6. Notices	46
9.7. Rights of Set-Off	46
9.8. Survival	47
9.9. Successors and Assigns: Rights of Other Holders	47
9.10. Applicable Law; Venue; Waiver of Jury Trial	47
9.11. [RESERVED]	48
9.12. Headings	48
9.13. Counterparts	48
9.14. Invalid Provisions, Severability	48
9.15. Revolving Loan	49
9.16. Communications Via Internet	49
9.17. USA Patriot Act Notice	49
9.18. EXCULPATION PROVISIONS	49
9.19. Preclusion of Oral Agreements	50

FORM OF PROMISSORY NOTE
FORM OF NOTICE OF BORROWING
FORM OF COMPLIANCE CERTIFICATE
EXHIBIT 6.7 LITIGATION

iii

CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is entered into as of December 30, 2004, by and between Toreador Exploration & Production Inc., a Texas corporation, and Toreador Acquisition Corporation, a Delaware corporation, and Texas Capital Bank, N.A., a national banking association. Certain terms used herein are defined in Section 1.1.

RECITALS:

     A. The Borrowers desire to borrow funds from the Lender; and

     B. The Borrower desires to acquire Oil and Gas Properties, finance its drilling operations and to provide for additional credit facilities;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     1.1. Definitions. The following terms, as used herein, have the following meanings:

     “Acceptable Commodity Hedging Agreements” means Commodity Hedging Agreements,

     (a) meeting all the following criteria:

          (i) The quantity of gaseous and liquid hydrocarbons owned by the Borrowers subject to Commodity Hedging Agreements, at the time of entering into such Commodity Hedging Agreements, shall not be greater than (x) for gaseous hydrocarbons, 75% of the monthly production of gaseous hydrocarbons from the Oil and Gas Properties of the Borrower used in determining the Borrowing Base and not the subject of Commodity Hedging Agreements under clause (b) below and (y) for liquid hydrocarbons, 75% of the monthly production of liquid hydrocarbons from the Oil and Gas Properties of the Borrower used in determining the Borrowing Base and not the subject of Commodity Hedging Agreements under clause (b) below; in either case, as forecast in the Lender’s most recent engineering evaluation delivered to the Borrowers, without the prior written approval of the Lender;

          (ii) The “strike prices” under any Commodity Hedging Agreements, at the time of entering into such Commodity Hedging Agreements, shall not be less than the lowest prices utilized in the Lender’s most recent sensitivity case evaluation of the Oil and Gas Properties of the Borrowers used in determining the Borrowing Base, as reported to the Borrowers, except that under certain downside conditions such lower strike price as the Lender may approve in writing following a written request by the Borrowers may be used;

          (iii) The Lender must have given its written consent to the counterparties under the Commodity Hedging Agreements;

          (iv) The Commodity Hedging Agreement shall not contain any anti-assignment provisions restricting any Borrower or if such Commodity Hedging Agreement contains anti-assignment provisions which cannot be removed, such provisions shall be modified to read substantially as follows: “The interest and obligations arising from this agreement are non-transferable and non-assignable, except that [company name] may assign and grant a security interest in its rights and interests hereunder to Texas Capital Bank, N.A. (“Lender”) as security for [company name]’s present and future obligations to the Lender. Until [hedge provider] is notified in writing by the Lender to pay to the Lender amounts due [company name] hereunder, [hedge provider] may continue to make such payments to [company name].”; and

          (v) The Lender shall have received first and prior perfected security interests pursuant to security agreements in form and substance reasonably satisfactory to the Lender in the Borrower’s right, title and interest in and to the Commodity Hedging Agreements of the Borrower; or

     (b) in the form of minimum price guarantees or “floors”, limited to 100% of the monthly production from the Oil and Gas Properties of the Borrowers, on a collective basis, not subject to Commodity Hedging Agreements under clause (a) above and otherwise satisfying the requirements of subclauses (ii), (iii), (iv) and (v) of clause (a) of this definition.

     “Acceptable Hedging Agreements” means Acceptable Commodity Hedging Agreements and Acceptable Rate Management Transactions.

     “Acceptable Rate Management Transactions” means any Rate Management Transaction meeting all of the following criteria:

          (i) The terms thereof are reasonably satisfactory to the Lender; and

          (ii) The Persons with whom such Transactions are effected are satisfactory to the Lender.

     “Advance” See Loan.

     “Affiliate” means, with respect to a Person, (a) any Person owning, Controlling or holding with power to vote 10% or more of the outstanding voting interests of the referenced Person, (b) any Person 10% or more of whose outstanding voting interests are directly or indirectly owned, Controlled or held with power to vote by the referenced Person, (c) any Person directly or indirectly Controlling, Controlled by or under common Control with the referenced Person, (d) any relative within the third degree of kindred of the referenced Person, or (e) any officer, director, limited liability company manager, trustee, beneficiary, or general partner of the referenced Person or of any Person referred to in clauses (a), (b), (c) or (d) of this definition. The term “Affiliate” shall include Affiliates of Affiliates (and so on).

     “Agreement” or “Credit Agreement” means this Credit Agreement, as the same may hereafter be modified or amended from time to time.

     “Available Commitment” means, at any time, an amount equal to the lesser of the Commitment Amount or the Borrowing Base.

     “Borrower” means each of Toreador Exploration and Toreador Acquisition, and “Borrowers” means both of Toreador Exploration and Toreador Acquisition.

     “Borrowing Base” means the amount most recently determined and designated by the Lender as the Borrowing Base in accordance with Section 2.8.1, but in no event in excess of the Commitment Amount, as such Borrowing Base is reduced in accordance with Section 2.8.2. The Borrowing Base under Section 2.8.1 is deemed to be $3,300,000 as of the Closing Date.

     “Borrowing Base Deficiency” means, as of the date of determination of a new Borrowing Base under Section 2.8.1, the amount, if any, by which the sum of the outstanding principal balance of the Note plus the Letter of Credit Exposure exceeds the Borrowing Base.

     “Business Day” means any day (other than Saturdays and Sundays) on which the Lender is open for general banking business in Dallas, Texas.

     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person.

     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person.

     “Change of Control Event” means the failure of Toreador Resources to own the entirety of every class of Equity Interests of each Borrower and to Control each Borrower.

     “Closing” means the consummation of the transactions contemplated herein.

     “Closing Date” means the date of this Agreement.

     “Collateral” means the Property pledged to the Lender as security for the Note and the other Obligations.

     “Collateral Value” means, with respect to any Oil and Gas Property, the positive dollar amount which such Oil and Gas Property contributed to the most recently determined Borrowing Base.

     “Commitment” means the commitment of the Lender to make Advances and issue letters of credit not exceeding in the aggregate at any time outstanding the Available Commitment.

     “Commitment Amount” means the amount of $25,000,000.

     “Commodity Hedging Agreements” means any swap agreement, cap, collar, exchange transaction, forward agreement, or other exchange or protection agreement relating to hydrocarbons or any option with respect to any such transaction, including derivative financial instruments.

     “Compliance Certificate” means a certificate, substantially in the form attached hereto entitled “Form of Compliance Certificate”, executed by a Responsible Representative and furnished to the Lender from time to time in accordance with Section 7.2.1.

     “Control,” “Controlling” and “Controlled by” mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.

     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended.

     “Debt” of any Person means at any date, without duplication:

          (i) all obligations of such Person for money borrowed, including (a) the obligations of such Person for money borrowed by a partnership of which such Person is a general partner, (b) obligations, whether or not assumed, which are secured in whole or in part by the Property of such Person or payable out of the proceeds or production from Property of such Person, and (c) any obligations of such Person in respect of letters of credit and repurchase agreements;

          (ii) all obligations of such Person evidenced by notes, debentures, bonds or similar instruments;

          (iii) all obligations of such Person to pay the deferred purchase price of Property or services (except trade accounts arising in the ordinary course of business if interest is not paid or accrued thereon);

          (iv) all Capitalized Lease Obligations of such Person;

          (v) all liabilities which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet;

          (vi) all obligations of such Person under Hedging Agreements; and

          (vii) all Guarantees by such Person of Debt of another Person.

     “Default” means the occurrence of an Event of Default or any event which with notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     “Default Rate” means a per annum interest rate equal to five percent (5.0%) plus the Floating Rate from time to time in effect, but in no event exceeding the Highest Lawful Rate.

     “Dollars” and “$” means dollars in lawful currency of the United States of America.

     “Environmental Complaint” means any written complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or the business conducted thereon.

     “Environmental Laws” mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower is situated, as they may be amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or Release of Hazardous Substances.

     “Environmental Liability” means any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien.

     “Environmental Lien” means a Lien in favor of a Tribunal or other Person (i) for any liability under an Environmental Law or (ii) for damages arising from or costs incurred by such Tribunal or other Person in response to a release or threatened release of hazardous or toxic waste, substance or constituent into the environment.

     “Equity Interests” means, with respect to any Person, ownership and other equity interests in such Person and rights to convert into ownership or other equity interests in such Person or to otherwise acquire ownership or other equity interests in such Person.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all presently effective and future regulations issued pursuant thereto.

     “ERISA Affiliate” the Borrower, all of its Subsidiaries and any other member of the Controlled Group.

     “Event of Default” has the meaning stated in Section 8.1 hereof.

     “Final Maturity Date” or “Final Maturity” means January 1, 2010, or such earlier date on which the payment of the Note is accelerated.

     “Floating Rate” means for any day a per annum interest rate equal to the sum of the TCB Rate from time to time in effect minus one-half of one percent (-1/2 of 1.00%).

     “Funded Debt” of any Person means at any date, Debt referred to in clauses (i) through (iv) of the definition of “Debt” and all Guarantees by such Person of Debt of another Person.

     “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof. Any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of such Boards) in order to continue as a generally accepted accounting principle or practice may be so changed. In the event of a change in GAAP, the Loan Documents shall continue to be construed in accordance with GAAP as in existence on the date hereof.

     “Governmental Authority” means any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or in effect guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to make reimbursement in connection with any letter of credit or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). The term “Guarantee” includes the pledging or other encumbrance of assets by a Person to secure the obligations of another Person and restrictions or limitations on a Person or its assets agreed to in connection with the obligations of another Person, but does not include endorsements for collection or deposit in the ordinary course of business; and “Guaranteed” by a Person shall mean the act or condition of providing a Guarantee by such Person or permitting a Guarantee of such Person to exist.

     “Guarantor” means Toreador Resources Corporation, a Delaware corporation.

     “Guaranty” means the unconditional and unlimited guaranty of the Guarantor in favor of the Lender guarantying all of the Obligations of the Borrower to the Lender, in form and substance satisfactory to the Lender and the Guarantor.

     “Hazardous Substances” shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls

(PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Environmental Laws.

     “Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) preceding, the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparties to such Hedging Agreements.

     “Hedging Agreement” means a Commodity Hedging Agreement or a Rate Management Transaction.

     “Highest Lawful Rate” means the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received by the Lender under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow. To the extent the laws of the State of Texas are applicable for the purpose of determining the “Highest Lawful Rate”, such term shall mean the “weekly ceiling” from time to time in effect as referred to and defined in Chapter 303 of the Finance Code of Texas, as amended. The determination of the Highest Lawful Rate shall, to the extent required by applicable law, take into account as interest paid, taken, received, charged, reserved or contracted for any and all relevant payments or charges under the Loan Documents.

     “Indemnified Parties” has the meaning given such term in Section 7.18.

     “Insolvency Proceeding” of any Person means any application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of such Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

     “Investment” in any Person shall mean the acquisition or holding of any stock, bond, note, or other evidence of Debt, partnership interest or any other Security (other than current trade and customer accounts) of such Person.

     “Lender” means Texas Capital Bank, N.A., a national banking association, and its successors and assigns.

     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

     “Letter of Credit Application” shall mean the standard letter of credit application employed by the Lender from time to time in connection with letters of credit, completed by any Borrower as the “applicant” thereunder.

     “Letter of Credit Exposure” shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time.

     “Letter of Credit Fee” shall mean each fee payable to the Lender by the Borrowers in connection with the issuance of a Letter of Credit.

     “Letter of Credit Limit” means at any time, the lesser of (a) $2,000,000 or (b) the Borrowing Base in effect at such time.

     “Letter of Credit Reimbursement Obligation” means the obligation of the Borrowers to provide to the Lender or reimburse the Lender for any amounts payable, paid, or incurred by the Lender with respect to Letters of Credit.

     “Lien” means, as to any Property of any Person, (a) any mortgage, deed of trust, lien, pledge, hypothecation, or security interest in, on or of such Property, or any other charge or encumbrance on any such asset to secure Debt or liabilities, but excluding any right to netting or setoff, (b) the interest of a vendor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, (c) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities and (d) the signing or filing of a financing statement which names the Person as debtor, or the signing of any security agreement authorizing any other Person as the secured party thereunder to file any financing statement which names such Person as debtor.

     “Limitation Period” shall mean any period while any amount remains owing on the Note that interest on such amount, calculated at the applicable interest rate (plus any fees or other sums payable to the Lender under any Loan Document and deemed to be interest under applicable law) would exceed the amount of interest which would accrue at the Highest Lawful Rate.

     “Loan” or “Advance” means a loan or an advance made, deemed made in connection with the payment by the Lender on any Letter of Credit or to be made by the Lender to the Borrower pursuant to this Agreement or the aggregate outstanding amount of all such loans or advances, as the context may require.

     “Loan Documents” or “Loan Papers” shall mean this Agreement, the Note, the Letter of Credit Applications, the Security Documents, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Note, the Letter of Credit Applications, or the Security Documents, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect (exclusive of term sheets and commitment letters).

     “Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Material Adverse Effect” shall mean for any Person (i) any materially adverse effect on the business, operations, properties, results of operations or condition (financial or otherwise) of such Person, (ii) any material adverse effect upon the business operations, properties, results of operations or condition (financial or otherwise) of such Person which increases the risk that any of the Debt of such Person will not be repaid as and when due, or (iii) any material adverse effect upon the Collateral or the priority or enforceability of the Liens securing the Note; if under any of the circumstances described in clauses (i), (ii) and (iii) preceding, the material adverse effect could reasonably be anticipated to involve damage, loss or Debt of $100,000 or more. Any reference in this Agreement to a Material Adverse Effect on a Borrower or the Borrowers shall be construed as a Material Adverse Effect on the Borrowers taken as a whole, and any reference in this Agreement to a Material Adverse Effect on the Guarantor shall be construed as a Material Adverse Effect on the Guarantor and the Borrowers, taken as a whole.

     “Material Agreement” means, with respect to any Person, any written or oral agreement, contract, commitment, or understanding to which such Person is a party, by which such Person is directly or indirectly bound, or to which any Property of such Person may be subject, which is not cancelable by such Person upon notice of 90 days or less without (i) liability for further payment in excess of $100,000 or (ii) forfeiture of Property having an aggregate value in excess of $100,000.

     “Material Debt” means, for any Person, Debt (other than Loans and Letters of Credit, but including Hedging Agreements) of such Person in the principal amount aggregating in excess of $100,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrowers in respect of any Hedging Agreement at any time shall be the Hedge Termination Value.

     “Mortgages” mean deeds of trust, mortgages, assignments of production, security agreements, collateral mortgages, and acts of pledge in form and substance acceptable to the Lender to be executed by the appropriate Person pursuant to which the Lender is granted a first and prior Lien on the Collateral, subject only to Permitted Liens.

     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which more than one employer is obligated to make contributions and which is subject to Title IV of ERISA.

     “Note” means the promissory note of the Borrowers (and any renewal or extension thereof) evidencing the obligation of the Borrowers to repay the Loans, substantially in the form attached hereto entitled “Form of Promissory Note”, with appropriate insertions.

     “Notice of Borrowing” means the notice referred to in Section 2.2, which shall be substantially in the form of the attachment hereto entitled “Form of Notice of Borrowing.”

     “Obligations” shall mean, without duplication, (i) all Debt evidenced by the Note, (ii) the Letter of Credit Reimbursement Obligations, (iii) the undrawn, unexpired amount of all outstanding Letters of Credit, (iv) the obligation of the Borrowers for the payment of the fees payable hereunder or under the other Loan Documents, and (v) all other obligations and liabilities of either of the Borrowers to the Lender, now existing or hereafter incurred, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

     “Oil and Gas Properties” shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     “Permitted Indebtedness” means (i) the Obligations, (ii) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 90 days beyond the invoice date therefor or are being contested in good faith and as to which such reserve as is required by GAAP has been made and on which interest charges are not paid or accrued, and (iii) if the Lender has given its prior written consent thereto, Subordinated Debt and (iv) Debt arising under Acceptable Hedging Agreements.

     “Permitted Investments” means investments in (i) indebtedness, evidenced by notes maturing not more than 12 months after the date of issue, issued or guaranteed by the government of the United States of America, (ii) certificates of deposit maturing not more than 12 months after the date of issue, issued by the Lender or by commercial banking institutions each of which is a member of the Federal Reserve System and which has combined capital and surplus and undivided profits of not less than $50,000,000, (iii) commercial paper, maturing not more than 270 days after the date of issue, issued by (a) the Lender (or any parent corporation of the Lender) or (b) a corporation (other than an Affiliate of the Borrower) with a rating of “P1” (or its then equivalent) according to Moody’s Investors Service, Inc., “A-1” (or its then equivalent) according to Standard & Poor’s Corporation or “F-1” (or its then equivalent) according to Fitch’s Investors Services, Inc., (iv) money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (iii) above, or (v) such other instruments, evidences of indebtedness or investment securities as the Lender may approve.

     “Permitted Liens” means, with respect to any Property:

          (i) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

          (ii) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

          (iii) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

          (iv) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

          (v) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by bank regulators and no such deposit account serves as collateral to any Person other than the Lender;

          (vi) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held or materially impair the value of such Property subject thereto;

          (vii) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business (excluding, in each case, obligations constituting Debt);

          (viii) judgment Liens in respect of judgments that do not constitute an Event of Default;

          (ix) Liens securing the payment of any Obligations; and

          (x) Liens on Property not constituting Collateral for the Obligations and not otherwise permitted by the foregoing clauses of this definition; provided that the aggregate principal or face amount of all Debt secured under this clause (x) shall not exceed $100,000 at any time;

provided, that Liens described in clauses (i) through (v) above shall remain Permitted Liens only for so long as no action to enforce such Lien has been commenced and; provided, further, no intention to subordinate the first priority Lien granted in favor of the Lender is hereby implied or expressed or is to be inferred by the permitted existence of such Permitted Liens.

     “Permitted Loans and Investments” means (i) loans by the Borrowers to or the acquisition of Investments by the Borrowers in any Person not exceeding in the aggregate outstanding at any time for all such Persons the amount of $100,000 and not otherwise permitted under this Agreement and (ii) Permitted Investments.

     “Person” means a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, an organization, a business, an individual or a government or political subdivision thereof or any governmental agency.

     “Personal Property Collateral” with respect to a Person means all of such Person’s accounts, deposit accounts, equipment, general intangibles, inventory and investment property (as such terms are defined and used in the UCC) whether now existing or hereafter acquired or arising; together with (i) all substitutions and replacements for and products of any of the foregoing; and (ii) proceeds of any and all of the foregoing.

     “Plan” means any employee benefit plan which is covered by Title IV of ERISA.

     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

     “PV9 Value” means the net present value of the oil and gas to be produced from the Oil and Gas Properties calculated using a discount rate of nine percent (9.00%) per annum and reserve estimates, prices, production rates and costs acceptable to the Lender.

     “Rate Management Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Release of Hazardous Substances” means any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower, with respect to which the Borrower is legally obligated to respond under applicable Environmental Laws, by notifying the relevant Governmental Authority, investigating or undertaking corrective action.

     “Representative’s Certificate” means a certificate signed by a Responsible Representative.

     “Requirement of Law” means, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject. Unless otherwise specified, the “Person” referred to in this definition shall be deemed to be the Borrower.

     “Responsible Representative” means (i) with respect to Toreador Exploration, G. Thomas Graves, III, President, and Douglas W. Weir, Senior Vice President and Chief Financial Officer and (ii) with respect to Toreador Acquisition, Thomas Graves, III, President, and Douglas W. Weir, Senior Vice President and Chief Financial Officer.

     “Restricted Payment” means any of the following:

          (i) the declaration or payment of any dividend on, or the incurrence of any liability to make any other payment or distribution in respect of, any shares of or other ownership interests in the Borrower without the prior written consent of the Lender except that, if no Default exists and the declaration and payment of cash dividends or cash distributions will not cause a Default to exist, the term Restricted Payment shall not include the declaration and the payment of cash dividends or cash distributions to the Guarantor;

          (ii) any payment or distribution on account of the purchase, redemption or other retirement of any Equity Interests in the Borrower, or of any warrant, option or other right to acquire such Securities or such other ownership interests, or any other payment or distribution made in respect thereof, either directly or indirectly; or

          (iii) the repayment by the Borrower of any Debt owed to an Affiliate, unless such Debt constitutes Subordinated Debt and such repayment is permitted by the subordination agreement executed by such Affiliate in connection therewith.

     “Revolving Credit Period” means the period commencing on the Closing Date and ending on the Final Maturity Date.

     “Security” means any stock, share, voting trust certificate, limited or general partnership interest, member interest, bond debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instrument commonly known as a “security” or any certificate of interest, share or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing.

     “Security Documents” or “Security Instruments” means the security instruments executed and delivered in satisfaction of the condition set forth in Section 5.2.3, and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

     “Single Employer Plan” means a Plan maintained by any Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     “Subordinated Debt” means Debt of any Borrower evidenced by promissory notes which by their terms, and by separate written subordination agreements among the payee thereof, such Borrower and the Lender, have been subordinated to the Note and other Obligations on terms satisfactory to the Lender in its sole discretion.

     “Subsidiary” means for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on).

     “Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or charges, or other charges of any nature whatsoever from time to time or at any time imposed by any law or Tribunal.

     “TCB Rate” means, on any day, the greater of (i) the prime rate as published in The Wall Street Journal’s “Money Rates” table for such day or (ii) four percent (4.00%). If multiple prime rates are quoted in such table, then the highest prime rate quoted therein shall be the TCB Rate. In the event that a prime rate is not published in The Wall Street Journal’s “Money Rates” table for any reason or The Wall Street Journal is not published that day, the Lender will choose a substitute TCB Rate, for purposes of calculating the interest rate applicable hereunder, which is based on comparable information, until such time as a prime rate is published in The Wall Street Journal’s “Money Rates” table. In this connection, such prime rate for each Saturday, Sunday or day for which banks are authorized to be closed in the state of Texas shall be the most recent prime rate so published if published no more than three days prior to such date. Each change in the TCB Rate shall become effective without notice to any Borrower on the effective date of each such change.

     “Toreador Acquisition” means Toreador Acquisition Corporation, a Delaware corporation.

     “Toreador Exploration” means Toreador Exploration & Production Inc., a Texas corporation.

     “Toreador Resources” means Toreador Resources Corporation, a Delaware corporation.

     “Transferee” means any Person to which the Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized hereunder, and any Person acquiring, by purchase, assignment, transfer, or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

     “Tribunal” means any court, tribunal, governmental body, agency, arbitration panel, or instrumentality.

     “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

     “Unused Available Commitment” means, at any time, an amount (not less than zero) equal to the remainder, if any, of the (a) Available Commitment in effect at such time minus (b) the outstanding principal amount of the Note at such time minus (c) the Letter of Credit Exposure at such time.

     1.2. Accounting Terms and Determinations; Changes in Accounting.

        1.2.1. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the independent public accountants and with respect to which the Borrowers shall have promptly notified the Lender on becoming aware thereof) with the most recent financial statements of the Borrowers delivered to the Lender.

        1.2.2. Neither any Borrower nor the Guarantor shall change its method of accounting, other than immaterial changes in methods, changes permitted by GAAP in which such Borrower’s or Guarantor’s independent public accountants concur and changes required by a change in GAAP, without the prior written consent of the Lender.

     1.3. References. References in this Agreement to Exhibits, Schedules, Annexes, Appendixes, Attachments, Articles, Sections or clauses shall be to exhibits, schedules, annexes, appendixes, attachments, articles, sections or clauses of this Agreement, unless expressly stated to the contrary. References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Schedule, Annex, Appendix, Attachment, Article, or Section in which such reference appears. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and

likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) shall mean “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America. The Exhibits, Schedules, Annexes, Appendixes and Attachments attached to this Agreement and items referenced as being attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

ARTICLE II

COMMITMENT TO LEND AND ISSUE LETTERS OF CREDIT

     2.1. Commitment.

        2.1.1. During the Revolving Credit Period and if no Default exists, the Lender agrees, subject to the other terms and conditions of this Agreement:

          (i) To lend to the Borrowers from time to time amounts not to exceed in the aggregate at any one time outstanding an amount equal to the Available Commitment as in effect from time to time.

          (ii) To issue standby letters of credit or renew or extend standby Letters of Credit for the account of any Borrower from time to time prior to the date which is 30 days prior to the Final Maturity Date in amounts not to exceed in the aggregate at any one time outstanding the Letter of Credit Limit, it being understood that outstanding funding obligations under Letters of Credit shall reduce the Unused Available Commitment hereunder.

          (iii) Notwithstanding any other provision of this Agreement, under no circumstances shall the Lender ever be obligated to lend to the Borrowers any amount or to issue any letter of credit or renew any Letter of Credit on behalf of the Borrowers which would cause the Lender to violate any lending limits or restrictions now existing or hereafter imposed on the Lender by any Governmental Authority, nor shall the Lender have an implied duty to sell or participate a portion of the Note or other Obligations to any other Person in order to permit the Lender to lend to the Borrowers additional amounts or to issue any letter of credit on behalf of the Borrowers.

        2.1.2. The Lender shall not be obligated to lend to the Borrowers, and the Borrowers shall not be entitled to borrow hereunder, any amount which would cause the sum of the outstanding principal amount of all Loans made by the Lender and the undrawn amount of all outstanding Letters of Credit to exceed the Available Commitment of the Lender then in effect.

        2.1.3. The Lender shall not be obligated to issue a letter of credit pursuant to Section 2.1.1 or to renew a Letter of Credit, and the Borrowers shall not be entitled to have a letter of credit issued pursuant to such Section or to have a Letter of Credit renewed, if the issuance of the requested letter of credit or the renewal of an existing Letter of Credit would cause the Letter of Credit Limit to be exceeded, after taking into account the mandatory reductions in the Borrowing Base required during the proposed term of such requested letter of credit or renewal Letter of Credit.

     2.2. Method of Borrowing and Obtaining Letters of Credit.

        2.2.1. The Borrowers shall give the Lender a Notice of Borrowing prior to 12:00 noon (Dallas time) of the day of the requested Advance under Section 2.1.

        2.2.2. Unless the Lender determines that any applicable condition specified in Article V or elsewhere herein has not been satisfied, the Lender will make the funds available to the Borrower at the Lender’s address referred to in Section 9.6.

        2.2.3. The Borrowers shall give the Lender a request for letter of credit prior to 12:00 noon (Dallas time) at least three (3) Business Days before each requested letter of credit under Section 2.1, by completing and delivering a Notice of Borrowing together with a completed Letter of Credit Application. The expiry date of such requested letter of credit cannot be later than the earlier of (a) 365 days from the date of issuance or, if issued in favor of the Texas Railroad Commission, 15 months following the date of issue, (b) the last date before which the Borrowing Base is scheduled to reduce to an amount less than the aggregate undrawn amount of the requested letter of credit and the outstanding Letters of Credit which, by their terms, might be outstanding on such reduction date or (c) the date which is 30 days prior to the Final Maturity Date. Without the prior written consent of the Lender, no letter of credit hereunder shall be issued in an amount less than $50,000, and there can be no more than three Letters of Credit outstanding at any time. The Letter of Credit Application must be completed in a manner and shall use such wording as is acceptable to the Lender.

        2.2.4. Upon receipt of the Letter of Credit Application, the Lender shall issue such letter of credit if the conditions of Article V or elsewhere herein have been satisfied.

        2.2.5. Subject to the terms hereof, in the event that any beneficiary of a Letter of Credit shall have taken the steps necessary to obligate the Lender to make a payment under such Letter of Credit, the Borrowers shall be deemed to have delivered to the Lender an irrevocable Notice of Borrowing under Section 2.2 for an Advance in the amount of such payment amount, regardless of any limitations set forth herein. The Lender shall pay over the proceeds of such Advance to itself as reimbursement for amounts paid under such Letter of Credit.

     2.3. Note. The Loans shall be evidenced by the Note issued by the Borrowers, payable to the order of the Lender in the Commitment Amount.

     2.4. Certain Payments and Prepayments of Principal.

        2.4.1. If at any time the aggregate principal of the Loans outstanding and the undrawn amount of the outstanding Letters of Credit exceeds the Borrowing Base then in effect, the Borrower shall on the day of such occurrence, repay the principal of the Loans in an amount equal to such excess, except that if the circumstances described in this Section are the direct result of a new determination of the Borrowing Base under Section 2.8.1, then the provisions of Section 2.8.3 shall apply.

        2.4.2. In the event that a prepayment is required under this Section 2.4, Section 2.8.3 or Section 7.9.2 and the outstanding Loans are less than the amount required to be prepaid, the Borrowers shall repay the entire balance of the Loans and, in accordance with the provisions of the relevant Letter of Credit Application executed by the Borrowers or otherwise to the reasonable satisfaction of the Lender, deposit with the Lender as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the Letter of Credit Exposure minus the Borrowing Base.

     2.5. Interest.

        2.5.1. The unpaid principal balance of the Note shall bear interest from the date hereof, payable as it accrues on February 1, 2005, and on the first day of each month occurring thereafter and at maturity (stated or by acceleration), at a rate per annum equal to the lesser of the (i) the Floating Rate or such higher rate as is specified in Section 3.3 or (ii) the Highest Lawful Rate.

        2.5.2. Each change in the rate of interest charged hereunder shall become effective automatically and without notice to the Borrowers upon the effective date of each change in the Floating Rate or the Highest Lawful Rate, as the case may be.

     2.6. Unused Available Commitment Fees; Engineering Fees; Facility Fees; Letter of Credit Fees; Authorized Payments by the Lender.

        2.6.1. The Borrowers shall pay to the Lender a commitment fee of one-half of one percent (1/2 of 1%) per annum, calculated daily on the actual number of days the Commitment is outstanding on the amount of the Unused Available Commitment in effect from time to time, such commitment fee to be payable quarterly in arrears on each January 1, April 1, July 1, and October 1 occurring hereafter and upon termination of the Available Commitment.

        2.6.2. The Borrowers shall pay to the Lender on the Closing Date an engineering fee in the amount of $3,500 and thereafter shall pay an engineering fee in the amount of $3,500 if the Lender’s internal engineers perform the engineering review of the Collateral or the actual fees and expenses of any third-party engineers retained by the Lender to prepare an engineering report, payable at the time of the scheduled, discretionary or Borrower requested determinations of the Borrowing Base referred to in Section 2.8.1 or at the time of a redetermination of the Borrowing Base required under Section 7.9.2.

        2.6.3. To compensate the Lender for the costs of the extension of credit hereunder, the Borrowers shall pay to the Lender (i) on the Closing Date, a facility fee in the amount of $33,000 and (ii) thereafter upon each determination of an increase in the Borrowing Base pursuant to Section 2.8.1, a facility fee in the amount of one-half of one percent (1/2 of 1.00%) of the amount by which the Borrowing Base is increased over that in effect on the date of such determination.

        2.6.4. The Borrowers shall pay to the Lender at the time of each issuance of a letter of credit hereunder and at the time of each renewal or extension of a Letter of Credit, (i) a letter of credit fee equal to the greater of (a) two percent (2.00%) per annum of the face amount of such Letter of Credit for the maximum number of days which such Letter of Credit, by its terms, could remain outstanding or (b) $750, and (ii) the normal and standard charges of the Lender for the issuance, delivery and confirmation of such Letter of Credit.

        2.6.5. To compensate the Lender for the cost of processing requests for waivers of and amendments to the provisions of this Agreement or the other Loan Documents, the Borrowers shall pay to the Lender at the time of granting such waiver or entering into such amendment, the amount of $2,500 plus such additional amounts as the Lender and the Borrowers shall specify or agree in such waiver or amendment.

        2.6.6. The Lender is irrevocably authorized to make Advances for the payment of the fees and expenses of the Lender required to be paid by the Borrowers hereunder. The Lender shall pay over such Advance proceeds to itself or directly to such other Person entitled to payment hereunder.

     2.7. Termination of Commitment; Maturity of Note.

        2.7.1. The Commitment shall terminate on the Final Maturity Date, unless terminated earlier in accordance with the terms hereof.

        2.7.2. The Note shall finally mature on the Final Maturity Date unless accelerated in accordance with the terms hereof, and any unpaid principal of the Note and accrued, unpaid interest thereon shall be due and payable on such date.

        2.7.3. The Borrowers shall have the right upon payment in full of the Obligations and the cancellation of all outstanding Letters of Credit, to cancel in full (but not in part) the Commitment, with no right of reinstatement.

     2.8. Determination of Borrowing Base; Automatic Reductions in Borrowing Base; Borrowing Base Deficiency; Notice of Redeterminations; Requests for Reductions in Borrowing Base.

        2.8.1. On the basis of the information furnished to the Lender hereunder and such other reports, appraisals and information as the Lender may reasonably deem appropriate, the Lender shall have the right to determine a new Borrowing Base as of June 1, 2005, and each December 1 and June 1 occurring thereafter prior to the Final Maturity Date or at any time it may elect if a Default has occurred which is continuing (the “scheduled determinations”), or at such other or additional times prior to the Final Maturity Date as the Lender in its reasonable discretion may elect (the “discretionary determinations”), and the Lender shall determine a new Borrowing Base at such additional times, but no more often than one (1) time in any 12-month period without the Lender’s consent, as the Borrowers may request (the “Borrower requested determinations”). Such determinations, if made, shall be in accordance with the Lender’s customary practices and standards for loans of a similar nature as in effect at the time such determinations are made and shall be conclusive, and any increases in the Borrowing Base shall be subject to the Lender’s complete credit approval process. There is no duty, implied or explicit, on the Lender to ever increase the Borrowing Base.

        2.8.2. The Borrowing Base shall be automatically reduced monthly, commencing January 1, 2005, and on the first day of each month thereafter until the Final Maturity Date. Such reduction in the Borrowing Base each month shall be in the amount of $0.00 unless redetermined as herein permitted. At the time of each new Borrowing Base determination under Section 2.8.1, the Lender in its sole discretion may increase or decrease the amount of such monthly reductions and any decreases in the monthly reductions shall be subject to the Lender’s complete credit approval process. There is no duty, implied or explicit, on the Lender to ever decrease the amount of the monthly Borrowing Base reduction amounts.

        2.8.3. Upon the occurrence of a Borrowing Base Deficiency, the Borrowers shall, within thirty (30) days following notice by the Lender of the existence of such Borrowing Base Deficiency, do any one or more of the following in an aggregate amount at least equal to such Borrowing Base Deficiency: (i) prepay the outstanding principal of the Note or (ii) cause to be created first and prior perfected Liens (subject only to Permitted Liens) in favor of the Lender, by instruments reasonably satisfactory to the Lender, on producing Oil and Gas Properties (or cash if the circumstances described in Section 2.4.2 are applicable) which in the reasonable opinion of the Lender would increase the Borrowing Base by an amount sufficient, in combination with clause (i) preceding, to eliminate such Borrowing Base Deficiency.

        2.8.4. Upon each redetermination of the Borrowing Base, the Lender will notify the Borrowers of such determination (which notice may be orally communicated to the Borrowers and confirmed promptly thereafter in writing if the Borrowing Base is being decreased or the monthly Borrowing Base reduction amount is being increased), and the Borrowing Base and the amount by which the Borrowing Base shall be reduced or increased so communicated to the Borrowers shall become effective immediately upon such notification (or such other date as is stated in such notice and regardless of any Notice of Borrowing the Lender might have received) and shall remain in effect until the next subsequent redetermination of the Borrowing Base. The Lender may condition any increase in the Borrowing Base or decrease in the monthly Borrowing Base reduction amount to the execution and return by the Borrowers of the notice given under this Section.

        2.8.5. The Borrowers may at any time by written notice to the Lender request that the Borrowing Base be reduced (with no right of reinstatement) by an amount specified by the Borrowers in such reduction notice, and the Borrowing Base shall be deemed so reduced upon receipt by the Lender of such reduction notice. Further, in the event the Borrowers are advised of any increase in the Borrowing Base, the Borrowers may decline to utilize the increased borrowing availability created thereby and by written notice to the Lender irrevocably refuse to accept all or a portion of such increase, but any such refusal notice received by the Lender more than three (3) Business Days following such increase in the Borrowing Base shall be treated as a Borrowing Base reduction notice under the immediately preceding sentence.

     2.9. Request for Extension of Maturity.

        2.9.1. Following receipt by the Lender of a written request from the Borrowers, given by the Borrowers no earlier than six (6) months prior to the Final Maturity Date, the Lender agrees to consider, in accordance with the customs and standards of the Lender in effect at such time (or as such customs and standards may change following such request) for loans of a similar nature to the Loans and subject to the Lender’s complete approval process, a request by the Borrowers to extend the Final Maturity Date. The Lender might charge the Borrowers fees in connection with any such request or extension.

ARTICLE III

GENERAL PROVISIONS

     3.1. General Provisions as to Payments and Loans.

        3.1.1. All payments of principal and interest on the Note and of fees hereunder shall be made by 2:00 p.m. (Dallas, Texas time) on the date such payments are due in federal or other funds immediately available at the principal office of the Lender referred to in Section 9.6 and, if not made by such time or in immediately available funds, then such payment shall be deemed made when such funds are available to the Lender for its full and unrestricted use. Whenever any payment of principal of or interest on the Note or of fees hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

        3.1.2. All payments made by the Borrowers on the Note shall be made free and clear of, and without reduction by reason of, any Taxes.

        3.1.3. All requests for Advances and letters of credit (and renewals and extensions of Letters of Credit) shall be made on a Business Day.

        3.1.4. All Advances shall be made available to the Borrowers on a Business Day at the Lender’s address referred to in Section 9.6.

        3.1.5. All payments and fundings shall be denominated in Dollars.

     3.2. Computation of Interest. Each determination hereunder of interest on the Note and fees hereunder based on per annum calculations shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day), subject to the limitations of the Highest Lawful Rate.

     3.3. Default Interest. Unless waived by the Lender, the principal of the Note shall bear interest at the Default Rate at any time an Event of Default exists and, to the extent permitted by law, overdue interest on the Note shall bear interest at the Default Rate.

     3.4. Prepayments Permitted. The principal of the Note and accrued interest thereon may be prepaid by the Borrower in whole or in part at any time without premium or penalty.

     3.5. Limitation Period. Notwithstanding anything herein or in the Note to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Note shall be the Highest Lawful Rate, and the obligation, if any, of the Borrowers for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) the amount of all interest and fees otherwise payable to the Lender but for the effect of such Limitation Period.

     3.6. Joint and Several Obligations and Duties. The obligations and duties of the Borrowers hereunder and under the Note shall be the joint and several obligations of each of Toreador Exploration and Toreador Acquisition, and the breach by any of Toreador Exploration or Toreador Acquisition of any of the covenants, agreements, representations and warranties of the Borrowers or of Toreador Exploration and Toreador Acquisition contained herein or in any of the other Loan Documents shall be deemed a breach thereof by the Borrowers.

ARTICLE IV

COLLATERAL

     4.1. Security.

        4.1.1. To secure full and complete payment and performance of the obligations of the Borrowers to the Lender, the Borrowers will cause the appropriate Person to execute and deliver to the Lender the following documents and instruments:

          (i) the Mortgages granting the Lender a first and prior Lien on no less than 75% of the PV9 Value of the Oil and Gas Properties utilized in determining the Borrowing Base, together with financing statements relating thereto, subject only to Permitted Liens;

          (ii) the Guaranty of the Guarantor; and

          (iii) a stock pledge agreement from the Guarantor granting to the Lender a first and prior Lien in the Equity Interests of each of the Borrowers as security for the Obligations.

        4.1.2. All documents delivered or to be delivered hereunder shall be in form and substance reasonably satisfactory to the Lender and its counsel and shall be supported by such legal opinions as the Lender or its counsel may reasonably request.

        4.1.3. All Liens to be created by delivery of the documents referred to in this Section shall be first and prior perfected Liens in favor of the Lender, subject only to Permitted Liens.

     4.2. Grant of Security Interests. Each of the Borrowers, as debtor, hereby pledges, assigns and grants to the Lender, as secured party, a security interest (collectively referred to as the “Security Interest”) in the Personal Property Collateral of each such Borrower, as security for the payment and performance of the Obligations and any other indebtedness or obligations of the Borrowers to the Lender, whether now existing or hereafter incurred or arising.

     4.3. Notification of Account Debtors and Other Obligors. The Lender may at any time while a Default exists notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender.

     4.4. Financing Statement. Each of the Borrowers authorizes the Lender to complete and file financing statements in any state to perfect the security interests granted hereby or by any of the other Loan Documents.

ARTICLE V

CONDITIONS PRECEDENT TO ADVANCES AND LETTERS OF CREDIT

     The obligation of the Lender to make Advances or issue letters of credit hereunder or renew or extend Letters of Credit shall be subject to the satisfaction of each of the following conditions:

     5.1. All Advances and Letters of Credit. In the case of each Advance to be made or letter of credit to be issued hereunder or renewals and extensions of Letters of Credit (except the initial Advance made hereunder):

        5.1.1. timely receipt by the Lender of a Notice of Borrowing and, if applicable, a Letter of Credit Application;

        5.1.2. the fact that, immediately before such requested Advance or Letter of Credit, no Default shall have occurred and be continuing and that the making of any such Advance will not cause a Default;

        5.1.3. the fact that the representations and warranties of the Borrowers contained in this Agreement (except the representations set forth in Sections 6.7 and 6.10.1) shall be true on and as of the date of such Advance;

        5.1.4. each request for an Advance hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such request, as to the facts specified in Sections 5.1.2 and 5.1.3; and

        5.1.5. the fact that each condition specified in Section 5.2 has been satisfied or waived in writing by the Lender.

     5.2. Initial Advance. In the case of the initial Advance or Letter of Credit:

        5.2.1. receipt by the Lender of the following:

          (i) copies of the Articles or Certificates of Incorporation, and all amendments thereto, of each Borrower and the Guarantor, accompanied by certificates that such copies are correct and complete, one issued by the Secretary of State of the state of incorporation of each such Borrower or the Guarantor, as applicable, dated a current date, and one executed by an authorized representative of each of the Borrowers and the Guarantor, as applicable, dated the Closing Date;

          (ii) copies of the Bylaws, and all amendments thereto, of each of the Borrowers and the Guarantor, accompanied by certificates that such copies are correct and complete of an authorized representative of each such Borrower and the Guarantor, as applicable, dated the Closing Date;

          (iii) certificates of the appropriate Tribunals of each jurisdiction in which each of the Borrowers or the Guarantor has an executive office or principal place of business, each of the Borrowers or the Guarantor was formed or in which any Collateral is located (if any Borrower or the Guarantor is required to qualify to do business in such state), each dated a current date, to the effect that each such Borrower or the Guarantor, as applicable, is in good standing with respect to the payment of franchise and/or other Taxes and, if required by law, are duly qualified to transact business in such jurisdictions;

          (iv) certificates of incumbencies and signatures of all officers of each of the Borrowers and the Guarantor who will be authorized to execute or attest any of the Loan Documents on behalf of each such Borrower and the Guarantor, as applicable, executed by an authorized representative of each such Borrower and the Guarantor, as applicable, dated the Closing Date;

          (v) copies of resolutions approving the Loan Documents and authorizing the transactions contemplated therein, duly adopted by the Board of Directors (or authorized body serving a similar function) of each of the Borrowers and the Guarantor, as applicable accompanied by certificates of an authorized representative of each such Borrower and the Guarantor, as applicable, that such copies are true and correct copies of resolutions duly adopted at the meeting of, or by the unanimous written consent of, the Board of Directors (or authorized body serving a similar function) of each such Borrower or the Guarantor, as applicable, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date;

        5.2.2. receipt by the Lender of the duly executed Note in the Commitment Amount, dated the Closing Date;

        5.2.3. receipt by the Lender of the documents described in Section 4.1.1, each duly executed and delivered by the appropriate Person;

        5.2.4. receipt by the Lender from the Guarantor of the stock certificates of each Borrower representing the entirety of all Equity Interests issued by each of the Borrowers together with stock powers related thereto executed in blank;

        5.2.5. receipt by the Lender of a certificate of ownership interests in form and substance satisfactory to the Lender, certifying as to the ownership interests of each of the Borrowers in its Oil and Gas Properties;

        5.2.6. receipt by the Lender of satisfactory evidence that prior Liens, if any, on the Collateral (other than Permitted Liens) are being released or assigned to the Lender concurrently with the Closing;

        5.2.7. receipt by the Lender of the results of searches of the UCC records of the Secretaries of State of the States of Texas, Oklahoma, Kansas, Arkansas, New Mexico, Wyoming and Delaware from a source acceptable to the Lender reflecting no Liens in such records against any of the intended Collateral other than Permitted Liens or Liens being released or assigned to the Lender concurrently with the Closing; and

        5.2.8. receipt by the Lender of such additional information and documentation as the Lender may reasonably require relating to the Loan Documents and the transactions contemplated hereby and thereby.

     5.3. Conditions Precedent for the Benefit of the Lender. All conditions precedent to the obligations of the Lender to make any advance or issue any letter of credit are imposed hereby solely for the benefit of the Lender, and neither any Borrower, the Guarantor nor any other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lender will refuse to make any advance in the absence of strict compliance with such conditions precedent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

     The Borrowers and each of them hereby represent and warrant to the Lender as follows:

     6.1. Existence and Power. Each of the Borrowers:

        6.1.1. is a corporation, duly organized, validly existing and in good standing under (i) the laws of the State of Texas with respect to Toreador Exploration & Production Inc. and (ii) the laws of the State of Delaware with respect to Toreador Acquisition Corporation;

        6.1.2. has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted; and

        6.1.3. is duly qualified to transact business as a foreign entity in each jurisdiction where the nature of its business requires the same, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect on the Borrowers.

The Guarantor:

        6.1.4. is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware;

        6.1.5. has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted; and

        6.1.6. is duly qualified to transact business as a foreign entity in each jurisdiction where the nature of its business requires the same, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect on the Guarantor.

     6.2. Authorization; Contravention. The execution, delivery and performance by each Person (other than the Lender) purporting to execute this Agreement or the other Loan Documents are within such Person’s power, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official (except that the perfection of Liens created by certain of the Security Documents may require the filing of financing statements, mortgages or similar instruments in the appropriate recordation offices), and do not contravene, or constitute a default under, any provision of applicable law or regulation (including the Margin Regulations) or any agreement creating or governing such Person or any agreement, judgment, injunction, order, decree or other instrument binding upon such Person or result in the creation or imposition of any Lien on any Property of either of the Borrowers, except Permitted Liens and Liens securing the Obligations.

     6.3. Binding Effect.

        6.3.1. This Agreement constitutes a valid and binding agreement of each of the Borrowers; the Note, when executed and delivered in accordance with this Agreement, will constitute the valid and binding obligation of each of the Borrowers; the Security Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Person purporting to execute the same;

        6.3.2. Each Loan Document is enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

     6.4. Subsidiaries; Ownership.

        6.4.1. Neither Borrower has any Subsidiaries.

        6.4.2. The entirety of each class of Equity Interests in each of the Borrowers is owned legally and beneficially by Toreador Resources.

     6.5. Disclosure. No document, certificate or statement delivered to the Lender by or on behalf of any Borrower or the Guarantor in connection with the transactions contemplated hereby contains any untrue statement of a material fact. All information heretofore furnished by each of the Borrowers and the Guarantor to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by each of the Borrowers and the Guarantor to the Lender will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. Each of the Borrowers has disclosed to the Lender in writing any and all facts known to such Borrower (except facts of general public knowledge) which materially and adversely affect or may affect (to the extent such Borrower can now reasonably foresee) the business, operations, prospects or condition, financial or otherwise, of any Borrower or the ability of any Borrower to perform its obligations under this Agreement. There is no fact known to any Borrower (except facts of general public knowledge and industry-wide risks normally associated with the types of businesses conducted by the Borrowers) that has not been disclosed to the Lender in writing which could cause a Material Adverse Effect on the Borrowers.

     6.6. Financial Information.

        6.6.1. The financial information of the Borrowers and the Guarantor delivered to the Lender in connection with the request for this credit facility fairly present in all material respects, in conformity with GAAP, the financial position of the Borrowers and the Guarantor at the respective dates thereof except that certain information and note disclosures normally included with annual financial statements may be condensed or omitted provided that the disclosures made are adequate to make the information presented not misleading.

        6.6.2. Except as disclosed in a writing delivered by the Borrower to the Lender prior to the execution and delivery of this Agreement, since the dates referenced in the financial information referred to in Section 6.6.1 above, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower.

     6.7. Litigation. Except as disclosed in Exhibit 6.7, there is no action, suit or proceeding pending against, or to the knowledge of any Borrower threatened against or affecting any Borrower before any Tribunal or arbitrator in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect on the Borrowers, or which could in any manner draw into question the validity of this Agreement or any other Loan Documents.

     6.8. ERISA Plans.

        6.8.1. Each of the Borrowers and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the final regulations and published interpretations thereunder with respect to all Single Employer Plans and Multiemployer Plans.

        6.8.2. No “Termination Event” under ERISA has occurred or is reasonably expected to occur with respect to any Single Employer Plan which would reasonably be expected to have a Material Adverse Effect on the Borrowers.

        6.8.3. The aggregate fair market value of the assets of all Single Employer Plans was at least equal to the actuarial present value of all vested nonforfeitable benefits under such Single Employer Plans as of the most recent valuation date.

        6.8.4. Neither of the Borrowers nor any of its ERISA Affiliates has incurred any unpaid withdrawal liability, or reasonably expects to incur any unpaid withdrawal liability, under ERISA to any Multiemployer Plan, which unpaid withdrawal liability would reasonably be expected to have a Material Adverse Effect on the Borrowers.

     6.9. Taxes and Filing of Tax Returns.

        6.9.1. Each of the Borrowers and the Guarantor have, respectively, filed or properly extended all returns required to have been filed or extended with respect to Taxes and has paid all Taxes shown to be due and payable by it on such returns, including interest and penalties, and all other Taxes which are payable by it, to the extent the same have become due and payable (unless, with respect to such other Taxes, the criteria set forth in Section 7.5 are being met). Neither of the Borrowers nor the Guarantor knows of any proposed assessment of Taxes of a material amount against it and all liabilities for Taxes of the Borrowers or the Guarantor are adequately provided for.

        6.9.2. Neither of the Borrowers intends to treat the Loans or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

     6.10. Title to Properties; Liens; Environmental Liability.

        6.10.1. Each of the Borrowers has good and defensible record title to all Property purported to be owned by it (except for Permitted Liens). Upon the recordation of the Security Documents in the appropriate recordation offices, the Liens covering the Collateral will be valid, enforceable, first and prior, perfected Liens in favor of the Lender, subject only to Permitted Liens.

        6.10.2. Neither of the Borrowers nor the Guarantor has (i) received notice or otherwise learned of any Environmental Liability which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Borrowers or the Guarantor arising in connection with (a) any non-compliance with or violation of the requirements of any Environmental Law or (b) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment, or (ii) received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent into the environment for which any Borrower or the Guarantor is or may be liable which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Borrowers or the Guarantor.

        6.10.3. To the extent any of the following could reasonably be expected to have a Material Adverse Effect on the Borrowers:

            (i) Except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrowers from, affecting, or related to any Property of any Borrower or adjacent to any Property of any Borrower has occurred which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Borrowers; and

            (ii) No Environmental Complaints has been received by any Borrower which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Borrowers.

     6.11. Business; Compliance. Each of the Borrowers has performed and abided by all obligations required to be performed by it to the extent it under each license, permit, order, authorization, grant, contract, agreement, or regulation to which it is a party or by which it or any of its Property is bound except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect on the Borrowers.

     6.12. Licenses, Permits, Etc. Each of the Borrowers possesses, such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Tribunals as are necessary to carry on its business as now being conducted and to own its Properties except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect on the Borrowers.

     6.13. Compliance with Law. The business and operations of each of the Borrowers have been and are being conducted in accordance with all applicable laws, rules and regulations of all Tribunals, other than violations which could not (either individually or collectively) reasonably be expected to have a Material Adverse Effect on the Borrowers.

     6.14. Governmental Consent. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and performance of this Agreement or any other Loan Documents by the Borrowers or the Guarantor.

     6.15. Investment Company Act. Neither of the Borrowers nor the Guarantor is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

     6.16. Public Utility Holding Company Act; State Utility.

        6.16.1. Neither of the Borrowers nor the Guarantor is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

        6.16.2. Neither of the Borrowers nor the Guarantor is defined as a “utility” under the laws of the State of Texas or any other jurisdiction wherein any Borrower or the Guarantor is required to qualify to do business.

     6.17. Refunds; Certain Contracts.

        6.17.1. No orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in any Borrower being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Collateral.

        6.17.2. Neither of the Borrowers is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery.

        6.17.3. Neither of the Borrowers has produced gas, in any material amount, subject to, and neither of the Borrowers nor any of the Collateral is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements.

     6.18. No Default. No Default has occurred which is continuing as of the Closing Date, and the making of the initial Advance will not cause a Default to exist.

ARTICLE VII

COVENANTS

     During the Revolving Credit Period, and thereafter so long as any principal of or interest on the Note shall remain unpaid or any Letter of Credit remains outstanding, the Borrowers will duly perform and observe each and all of the covenants and agreements hereinafter set forth:

     7.1. Use of Proceeds and Letters of Credit.

        7.1.1. The Borrowers will use the proceeds of the Loans solely to finance the acquisition of Oil and Gas Properties, to develop its Oil and Gas Properties and for working capital purposes.

        7.1.2. Letters of Credit shall be used for the support of oil and gas operations; provided, however, no Letter of Credit may be used in lieu or in support of stay or appeal bonds.

        7.1.3. The Borrowers will not, directly or indirectly, use any of the proceeds of the Loans for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C. F. R. 221, as amended), or any “security that is publicly-held” within the meaning of Regulation T of such Board of Governors (12 C.F.R. 220, as amended), or otherwise take or permit any action which would involve a violation of such Regulation U, Regulation T or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board of Governors. The Loans are not secured, directly or indirectly, in whole or in part, by collateral that includes any “margin stock” within the meaning of Regulation U. No Borrower will engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of such Regulation U.

     7.2. Financial Statements; Reserve and Other Reports; Certain Required Notices from Borrowers; Additional Information. The Borrowers will furnish to the Lender:

        7.2.1. as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, copies of the consolidated and consolidating statement of assets and liabilities of the Guarantor and its consolidated subsidiaries as of the end of such fiscal year, and copies of the related consolidated and consolidating statements of revenues and expenses, operations, changes in stockholders’ equity and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP; such financial statements to be audited by a firm of independent certified public accountants selected by the Guarantor and reasonably acceptable to the Lender and accompanied by the unqualified opinion of such accountants.

            (ii) on or before the 60th day after the last day of each fiscal quarter, a copy of (a) the unaudited consolidated and consolidating statement of assets and liabilities of the Guarantor and its consolidated subsidiaries as at the close of such quarter and from the beginning of such fiscal year to the end of such quarter and (b) the related consolidated and consolidating statements of revenues and expenses, operations, changes in stockholders’ equity and cash flows for the quarter just ended and for that portion of the year ending on such date, all in reasonable detail and prepared on a basis consistent with the financial statements previously delivered by the Borrowers under clauses (i) and (ii) this Section.

            (iii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrowers, copies of the combined statement of assets and liabilities of the Borrowers as of the end of such fiscal year, and copies of the related combined statements of revenues and expenses, operations, changes in stockholders’ equity and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP.

            (iv) on or before the 60th day after the last day of each fiscal quarter, a copy of (a) the unaudited combined statement of assets and liabilities of the Borrowers as at the close of such quarter and from the beginning of such fiscal year to the end of such quarter and (b) the related combined statements of revenues and expenses, operations, changes in stockholders’ equity and cash flows for the quarter just ended and for that portion of the year ending on such date, all in reasonable detail and prepared on a basis consistent with the financial statements previously delivered by the Borrowers under clauses (iii) and (iv) of this Section.

            (v) simultaneously with the delivery of each set of financial statements pursuant to the preceding clauses of this Section, a Compliance Certificate stating that such financial statements fairly and accurately reflect in all material respects the financial condition and results of operation of the Guarantor or the Borrowers, as applicable, for the periods and as of the dates set forth therein, and that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review of the transactions and financial condition of the Borrowers during the fiscal period covered by such financial statements, and that such review has not disclosed the existence during such period, and that the signers do not have knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what actions the Borrowers have taken or are taking or propose to take with respect thereto.

            (vi) within 15 days after each filing thereof by the Guarantor with any Governmental Authority, complete copies of the federal income tax returns so filed.

            (vii) within 15 days after each filing thereof by the Guarantor with the Securities and Exchange Commission, complete copies of each annual report filed on Form 10-K and each quarterly report filed on Form 10-Q.

        7.2.2.(i) within 60 days following each month end specified in any request of the Lender, production reports in form and substance satisfactory to the Lender in its reasonable judgment and as of the date or for the periods specified in such request, prepared by the Borrowers, containing data concerning pricing, quantities of production from the Oil and Gas Properties of each of the Borrowers, volumes of production sold, purchasers of production, gross revenues, expenses, production taxes, engineering and geological data, and such other information with respect thereto as the Lender may reasonably request for use by the Lender to prepare for the purposes of Section 2.8.1, but for its own exclusive use, internally generated engineering reports.

        (ii) within 15 days following each request by the Lender, a report setting forth all accounts receivable and accounts payable of each of the Borrowers as of the date or dates specified in such request, such report to show the age of such accounts and such other information as the Lender shall reasonably request.

        (iii) simultaneously with the delivery of such engineering, production and other reports under clause (i) above, a Representative’s Certificate certifying that such engineering, production and other reports are true, accurate and complete for the periods covered in such reports; provided that to the extent such reports include projections of future volumes of production and future costs, it is understood that such estimates are necessarily based upon professional opinions, and the Borrowers do not warrant that such opinions will ultimately prove to have been accurate.

        (iv) within 15 days after any material change in insurance coverage by either of the Borrowers from that previously disclosed to the Lender, a report describing such change, and, within 30 days after each request by the Lender, certificates of insurance from the insurance companies insuring the Borrowers, describing the insurance coverage of the Borrowers.

        7.2.3. within 10 days after any Responsible Representative becomes aware of the occurrence of any condition or event which constitutes a Default, a Representative’s Certificate specifying the nature of such condition or event, the period of existence thereof, what actions the Borrowers have taken or are taking and propose to take with respect thereto and the date, if any, on which it is estimated the same will be remedied.

          (ii) if and when any Borrower or the Guarantor (a) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (b) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (c) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice.

          (iii) within 10 days after any Borrower’s or the Guarantor’s learning that it has received notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability of any Borrower or the Guarantor arising in connection with (a) the non-compliance with or violation of the requirements of any Environmental Law, (b) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment, or (c) the existence of any Environmental Lien on any Properties of any Borrower or the Guarantor, notice thereof.

          (iv) promptly upon any Borrower’s learning of any litigation or other event or circumstance which could reasonably be expected to have a Material Adverse Effect on the Borrowers, notice thereof.

          (v) within 10 days after the occurrence thereof, notice of any Change of Control Event.

          (vi) within 10 days after the delivery of the same to any lender of any report required to be delivered pursuant to any debt instrument to which the Guarantor is a party and not otherwise required to be delivered hereunder, a copy of such report.

          7.2.4. with reasonable promptness, such other information relating directly or indirectly to the financial condition, business, results of operations or Properties of the Borrowers or the Guarantor as from time to time may reasonably be requested by the Lender.

     7.3. Inspection of Properties and Books. Each of the Borrowers will permit any officer, employee or agent of the Lender to visit and inspect any of its Properties, to examine its books of account (and to make copies thereof and take extracts therefrom) and to discuss its affairs, finances and accounts (including transactions, agreements and other relations with any shareholders) with, and to be advised as to the same by, its officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and intervals as the Lender may desire and, if a Default has occurred and is continuing, at the expense of the Borrowers; provided, however, the Borrowers shall not be required to disclose any information that is the subject of attorney-client privilege.

     7.4. Maintenance of Security; Insurance; Operating Accounts; Transfer Orders.

        7.4.1. (i) The Borrowers shall execute and deliver, or cause the appropriate Person to execute and deliver, to the Lender all mortgages, deeds of trust, security agreements, financing statements, assignments and such other documents and instruments (including division and transfer orders), and supplements and amendments thereto, and take such other actions as the Lender deems necessary or desirable in order to (a) maintain as valid, enforceable, first-priority, perfected Liens (subject only to the Permitted Liens), all Liens granted to the Lender to secure the Note or (b) monitor or control the proceeds from the Collateral. Each of the Borrowers authorizes the Lender to complete and file, from time to time, financing statements naming such Borrower as debtor to perfect Liens granted by such Borrower to the Lender.

            (ii) The Borrowers shall take such action as may be requested from time to time by the Lender to maintain, or cause to be in effect at all times, first and prior Liens (subject to Permitted Liens) in favor of the Lender by instruments executed by the appropriate Person and properly recorded in the applicable jurisdictions on at least 75% by PV9 Value of the Oil and Gas Properties included in the most recent determination of the Borrowing Base.

            (iii) The Borrowers will at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated.

        7.4.2. Each of the Borrowers will maintain its primary operating accounts with the Lender, although such requirement shall not be construed as requiring the Borrowers to maintain deposit balances with the Lender, and will deposit all revenues of each of the Borrowers in such accounts.

        7.4.3. Each of the Borrowers shall upon request of the Lender, execute such transfer orders, letters-in-lieu of transfer orders or division orders as the Lender may from time to time request in respect of the Collateral to effect a transfer and delivery to the Lender of the proceeds of production attributable to the Collateral.

     7.5. Payment of Taxes and Claims. Each of the Borrowers will pay (i) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (ii) all material claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which have or might become a Lien (other than a Permitted Lien) on any of its assets; provided, however, that no payment of such Taxes or claims shall be required if (a) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, (b) such Borrower shall have set aside on its books reserves (segregated to the extent required by GAAP) reasonably deemed by it to be adequate with respect thereto, and (c) if material, such Borrower has notified the Lender of such circumstances, in detail satisfactory to the Lender.

     7.6. Payment of Debt; Additional Debt; Payment of Accounts.

        7.6.1. Each of the Borrowers will (i) pay, renew or extend or cause to be paid, renewed or extended the principal of, and the prepayment charge, if any, and interest on all Debt heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable unless such payment is prohibited by the Loan Documents or would cause a Default hereunder; (ii) faithfully perform, observe and discharge all unwaived covenants, conditions and obligations within any applicable periods of grace imposed on it by any instrument evidencing such Debt or by any indenture or other agreement securing such Debt or pursuant to which such Debt is issued unless such performance, observance or discharge would cause a Default hereunder; and (iii) not permit the occurrence of any act or omission which would constitute a default under any such instrument, indenture or agreement.

        7.6.2. Neither of the Borrowers will create, incur or suffer to exist any Funded Debt, except without duplication (i) Debt to the Lender and (ii) Permitted Indebtedness.

        7.6.3. Each of the Borrowers shall pay all of its trade and other accounts payable within 90 days after the invoice date therefor, unless such payables are being contested in good faith by appropriate proceedings.

     7.7. Negative Pledge. Neither of the Borrowers will create, suffer to exist or otherwise allow any Liens to be on or otherwise to affect any of its Property whether now owned or hereafter acquired, except Permitted Liens.

     7.8. Loans and Advances to Others; Investments; Restricted Payments; Subsidiaries.

        7.8.1. Neither of the Borrowers will make or suffer to exist any loan, advance or extension of credit to any Person except (i) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and which are payable in accordance with customary trade terms and are not past due and (ii) Permitted Loans and Investments, and (iii) advances to employees of the Borrower for payment of expenses in the ordinary course of business.

        7.8.2. Neither of the Borrowers will make any capital contribution to or acquire any Investment in, or to purchase or make a commitment to purchase any interest in, any Person except as permitted in clauses (i), (ii) and (iii) of Section 7.8.1.

        7.8.3. Neither of the Borrowers will, directly or indirectly, make any Restricted Payment without the prior written consent of the Lender except as specifically permitted in the definition of such defined term.

        7.8.4. Neither of the Borrowers shall form or acquire any Subsidiaries without the prior written consent of the Lender.

     7.9. Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents; Issuance of Equity Interests.

        7.9.1. Neither of the Borrowers nor the Guarantor will (i) consolidate or merge with or into any other Person without the prior written consent of the Lender, (ii) sell, lease or otherwise transfer all or substantially all of its Property to any other Person, (iii) terminate, or fail to maintain, its existence as a corporation in its state of incorporation represented in Section 6.1.1 or (iv) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the nature of its business requires the same or (v) permit a Change of Control Event to occur.

        7.9.2. Neither of the Borrowers will sell, encumber, or otherwise transfer all or any portion of the Collateral, any Property having PV9 Value, or any of its other Property without the consent of the Lender, except for (i) sales of oil and gas after severance in the ordinary course of business provided that no contract for the sale of hydrocarbons shall obligate the Borrower to deliver hydrocarbons produced from any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery, (ii) the sale or other disposition of its personal Property destroyed, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Borrower, or (iii) sales of undeveloped leasehold acreage not constituting Collateral. Any consent by the Lender to the sale of Collateral or other Property of the Borrower may include a requirement (to be treated as a Borrower requested determination) that a new Borrowing Base be determined under Section 2.8.1 and that the proceeds of such sale plus such additional amounts as the Lender deems necessary to avoid the occurrence of a Borrowing Base Deficiency be applied to the Obligations. In this connection, the Lender will not unreasonably withhold its consent to sales during any 12-month period of Property of the Borrowers, in the aggregate, having PV9 Value of up to 10% of all Property of the Borrowers utilized in determining the Borrowing Base.

        7.9.3. Neither of the Borrowers nor the Guarantor will be or become party to or bound by any agreement (including any undertaking in connection with the incurrence of Debt or issuance of securities) which imposes any limitation on the disposition of the Collateral more restrictive than those set forth above or which in any way would be contravened by each of the Borrower’s performance of its obligations hereunder or under the other Loan Documents or which contains any negative pledge on all or any portion of any Borrower’s Property (except in favor of the Lender).

        7.9.4. (i) The Borrowers will not enter into any Hedging Agreement, other than Acceptable Hedging Agreements.

            (ii) The Borrowers will not cause or permit any Hedging Agreement now existing or hereafter entered into by any Borrower to be amended, modified, terminated or liquidated without the prior written consent of the Lender.

        7.9.5. Neither of the Borrowers will amend its articles of incorporation or its bylaws in any material respect or in any respect which could be adverse to the interests of the Lender.

        7.9.6. Neither of the Borrowers will issue any Equity Interests or rights, options or warrants to purchase any of such Borrower’s Equity Interests.

     7.10. Primary Business; Location of Borrower’s Office; Ownership of Assets.

        7.10.1. The primary business of each of the Borrowers shall be and remain the oil and gas exploration, development and production business.

        7.10.2. The location of each of the Borrower’s principal place of business and executive office shall remain at the address for such Borrower set forth on the signature page hereof, unless prior to any change in such address such Borrower provides the Lender with written notice of such pending change.

     7.11. Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Nonoperator.

        7.11.1. (i) Each of the Borrowers shall maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Properties so long as such oil and gas leases are capable of producing hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply could reasonably be expected to have a Material Adverse Effect on the Borrowers.

            (ii) Each of the Borrowers shall remain as the named operator for each oil or gas well in which it now or hereafter owns an interest if it is the operator thereof on the date hereof or becomes the operator thereof subsequent hereto.

            (iii) Each of the Borrowers shall at all times, maintain, preserve and keep all operating equipment used or useful with respect to the Oil and Gas Properties of such Borrower in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if such Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Borrower.

        7.11.2. Each of the Borrowers shall comply in all material respects with all agreements applicable to or relating to its Oil and Gas Properties or the production and sale of hydrocarbons therefrom and all applicable proration and conservation laws of the jurisdictions in which such Properties are located, to the extent that the failure to so comply with such laws or agreements could reasonably be expected to expose such Borrower to any material penalty or forfeiture.

        7.11.3. With respect to the Oil and Gas Properties referred to in this Section which are operated by operators other than a Borrower or the Guarantor, such Borrower shall not be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section which are performable only by such operators and are beyond the control of such Borrower, but such Borrower shall use its best efforts to cause such operators to perform such undertakings.

        7.11.4. Neither of the Borrowers will amend, alter or change in any material respect which could reasonably be expected to be adverse to the interests of such Borrower or the Lender any agreements relating to the operations or business arrangements of such Borrower or the compression, gathering, sale or transportation of oil and gas from the Oil and Gas Properties included in the most recent determination of the Borrowing Base without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

     7.12. Transactions with Affiliates. Neither of the Borrowers will engage in any transaction with an Affiliate unless (i) such transaction is at least as favorable to such Borrower as could be obtained in an arm’s length transaction with an unaffiliated third party and (ii) such transaction is not disadvantageous to the Lender as holder of the Note.

     7.13. Plans. The Borrowers will not assume or otherwise become subject to an obligation to contribute to or maintain any Plan or Multiemployer Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan or Multiemployer Plan.

     7.14. Compliance with Laws and Documents. Neither of the Borrowers will, directly or indirectly, violate the provisions of any laws, its certificate of incorporation (or similar organizational documents) or bylaws (or similar regulatory documents) or any Material Agreement, if such violation, alone or when combined with all other such violations, could reasonably be expected to have or does have a Material Adverse Effect on the Borrowers.

     7.15. Certain Financial Covenants.

        7.15.1. Interest Coverage Ratio. The Borrowers will not permit the ratio of Cash Flow to Fixed Charges to be less than 3.00 to 1.00, determined as of the end of each fiscal quarter of the Borrower ending on or after December 31, 2004.

“Cash Flow” for any fiscal quarter of the Borrowers, means EBITDA of the Borrowers on a combined basis for such quarter. Cash Flow is a quarter-by-quarter calculation.

“EBITDA” means, for any fiscal quarter of the Borrowers, the pre-tax net income of the Borrowers for such quarter on a combined basis plus (without duplication and only to the extent deducted in determining such net income), interest expense of the Borrowers for such quarter, intangible drilling expenses, depreciation, non-cash amortization, depletion, write-down of Oil and Gas Properties and other non-cash expenses of the Borrowers for such quarter less gains on sales of assets and other non-cash income for such quarter included in the determination of net income of the Borrowers. EBITDA is a quarter-by-quarter calculation.

“Fixed Charges” means with respect to any fiscal quarter of the Borrowers, the actual interest payments on the Funded Debt (including the Note and Subordinated Debt) of the Borrowers on a combined basis during such quarter.

        7.15.2. Current Ratio. The Borrowers will not permit the ratio of its Current Assets to its Current Liabilities to be less than 1.25 to 1.00, determined as of the end of each fiscal quarter of the Borrower ending on or after December 31, 2004.

“Current Assets” means the current assets of the Borrowers on a combined basis plus the Unused Available Commitment, but excluding amounts due from the Guarantor.

“Current Liabilities” means the current liabilities of the Borrowers on a combined basis, exclusive of the current portion of the Note and the current portion of Subordinated Debt.

Notwithstanding the foregoing, during such times that the Borrowers are required to deliver financial information to Lender in accordance with GAAP, neither Current Assets nor Current Liabilities shall include the amount of or any liabilities respecting any non-cash items as a result of the application of Financial Accounting Standards Board Statement Nos. 133, 137, 138 and any subsequent amendments thereto or the fair value of any Hedging Agreement or any non-hedge derivative contract (whether deemed effective or non-effective).

     7.16. Tax Shelter. In the event either of the Borrowers determines to take any action inconsistent with the representation in Section 6.9.2, it will promptly notify the Lender thereof. Accordingly, if either of the Borrowers so notifies the Lender, the Borrowers acknowledge that the Lender may treat the Loans and Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Lender will maintain the lists and other records required by such Treasury Regulation.

     7.17. Additional Documents; Quantity of Documents; Title Data; Additional Information.

        7.17.1. Each of the Borrowers shall execute and deliver or cause to be executed and delivered such other and further instruments or documents as in the reasonable judgment of the Lender may be required to better effectuate the transactions contemplated herein and in the other Loan Documents.

        7.17.2. Each of the Borrowers will deliver all certificates, opinions, reports and documents hereunder in such number of counterparts as the Lender may reasonably request.

        7.17.3. Promptly, but in any event within 60 days following a written request therefor from the Lender, the Borrowers shall cause to be delivered to the Lender title opinions, in form and substance and from attorneys reasonably acceptable to the Lender, or other confirmation of title acceptable to the Lender, covering Oil and Gas Properties constituting not less than 75% by PV9 Value of the Oil and Gas Properties utilized in the most recent determination of the Borrowing Base; and promptly, but in any event within 60 days following notice from the Lender of any defect, material in the opinion of the Lender, in the title of the mortgagor under any Mortgage to any Oil and Gas Property covered thereby, clear such title defect, and in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by the Lender in attempting to do so.

        7.17.4. Each of the Borrowers shall furnish to the Lender, promptly upon the request of the Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of such Borrower as the Lender may from time to time reasonably request.

     7.18. ENVIRONMENTAL INDEMNIFICATION. EACH OF THE BORROWERS SHALL, ON A CURRENT BASIS, INDEMNIFY, DEFEND AND HOLD THE LENDER AND ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE LENDER UNDER ANY SECURITY DOCUMENT (COLLECTIVELY, THE “INDEMNIFIED PARTIES”) HARMLESS ON A CURRENT BASIS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY PROPERTY OF ANY BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY PROPERTY OF ANY BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY ANY BORROWER OR ANY PREDECESSOR IN TITLE, EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF ANY BORROWER OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE

HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF ANY BORROWER, OR (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY ANY BORROWER OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF ANY BORROWER WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH ANY BORROWER, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY OF THE FOREGOING IN THIS SECTION ARISING FROM THE SOLE NEGLIGENCE, COMPARATIVE NEGLIGENCE OR CONCURRENT NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON ANY OF THE INDEMNIFIED PARTIES, BUT NOT ANY OF THE FOREGOING IN THIS SECTION ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE INDEMNIFIED PARTY SEEKING INDEMNIFICATION UNDER THIS SECTION; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

     7.19. Exceptions to Covenants. Neither of the Borrowers nor the Guarantor shall be permitted to take any action which is permitted by any of the covenants contained in this Agreement if such action is in breach of any other covenant contained in this Agreement.

     7.20. Title Data. Within 30 days following the Closing Date, the Borrowers shall deliver to the Lender title opinions or title data, in form and substance and from attorneys or other Persons reasonably acceptable to the Lender and its legal counsel, sufficient to confirm title of the Borrowers in the Collateral and such other documentation and information reasonably required by the Lender or such counsel to satisfy the Lender and its legal counsel, of the status of the title of such Collateral.

ARTICLE VIII

DEFAULTS; REMEDIES

     8.1. Events of Default; Acceleration of Maturity. If any one or more of the following events (each an “Event of Default”) shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body or otherwise):

        8.1.1. (a) the Borrowers shall fail to pay, when due, any principal of, or interest on, (i) the Note or (ii) any other Debt of the Borrower to the Lender; or

                  (b) the Borrowers shall fail to pay when due, any fees or other amounts payable hereunder and not covered by clause (a) above, if such failure shall continue unremedied for a period of 10 days after written notice thereof is given to the Borrowers; or

        8.1.2. either of the Borrowers shall fail to observe or perform any covenant or agreement contained in Sections 7.1, 7.6.2, 7.7, 7.8, 7.9 or 7.15; or

        8.1.3. either of the Borrowers or any other Person (other than the Lender) shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Documents (other than those covered by Sections 8.1.1 or 8.1.2), for a period of thirty (30) days after written notice specifying such default has been given to the Borrower by the Lender; or

        8.1.4. either of the Borrowers or the Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate or other action to authorize any of the foregoing; or

        8.1.5. an involuntary case or other proceeding shall be commenced against either of the Borrowers or the Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 30 days; or an order for relief shall be entered against either of the Borrowers or the Guarantor under the federal bankruptcy laws as now or hereafter in effect which remains undismissed or unstayed for a period of 30 days; or

        8.1.6. either of the Borrowers or the Guarantor shall fail to pay, when due, any amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or a proceeding shall be instituted by a fiduciary of any Plan against the Borrower to enforce Section 515 of ERISA; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan must be terminated; or

        8.1.7. either of the Borrowers or the Guarantor (i) shall default in the payment of any of their respective Material Debts (other than the Note) and such default shall continue beyond any applicable cure period, (ii) shall default in the performance or observance of any other provision contained in any agreements or instruments evidencing or governing such Material Debt and such default is not waived and continues beyond any applicable cure period, or (iii) any other event or condition occurs which results in the acceleration of such Material Debt; or

        8.1.8. either of the Borrowers or the Guarantor shall default in the payment of any of their respective Debts to the Lender not covered under Section 8.1.1 and such default is not waived and continues beyond any applicable cure period; or

        8.1.9. one or more judgments or orders for the payment of money aggregating in excess of $100,000 shall be rendered against either of the Borrowers or the Guarantor and such judgment or order (i) shall continue unsatisfied or unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of 30 days, or (ii) is not fully paid and satisfied at least ten (10) days prior to the date on which any of its Property may be lawfully sold to satisfy such judgment or order; or

        8.1.10. any representation, warranty, certification or statement made or deemed to have been made by or on behalf of either of the Borrowers or the Guarantor in this Agreement or by either of the Borrowers or any other Person in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any respect when made if such incorrect representation, warranty, certification or statement (i) could reasonably be expected to have any adverse effect whatsoever upon the validity, performance or enforceability of any Loan Document, (ii) is or might reasonably be expected to be material and adverse to the financial condition or business operations of any Person or to the prospects of any Person, (iii) could reasonably be expected to impair either of the Borrower’s ability to fulfill its obligations under the terms and conditions of the Loan Documents, or (iv) could reasonably be expected to impair the Lender’s ability to receive full and timely payment of the Note; or

        8.1.11. a default shall occur under any Material Agreement, other than this Agreement, to which either of the Borrowers is a party or by which any of its Property is bound and such default continues beyond any applicable period of grace provided therefor; or

        8.1.12. a Change of Control Event shall occur;

then, and in every such event, the Lender may, at its option, (i) declare the outstanding principal balance of and accrued interest on the Note to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each of the Borrowers, (ii) proceed to foreclose the Liens securing the Note, and (iii) take such other actions as are permitted by law; provided that in the case of any of the Events of Default specified in Sections 8.1.4 and 8.1.5 with respect to either of the Borrowers, without any notice to the Borrowers or any other act by the Lender, the Commitment shall terminate and the Note (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each of the Borrowers. Upon the occurrence and continuance of an Event of Default, the Lender may terminate its commitment to lend and issue letters of credit (or renew or extend Letters of Credit) under this Agreement and the Commitment shall thereupon terminate.

     8.2. Suits for Enforcement. In case any one or more of the Events of Default specified in Section 8.1 shall have occurred and be continuing, the Lender may, at its option, proceed to protect and enforce its rights either by suit in equity or by action of law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement.

     8.3. Remedies Cumulative. No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     8.4. Remedies Not Waived. No course of dealing and no delay in exercising any rights under this Agreement or under the other Loan Documents shall operate as a waiver of any rights hereunder or thereunder of the Lender.

ARTICLE IX

MISCELLANEOUS

     9.1. Amendments and Waivers.

        9.1.1. Any term, covenant, agreement or condition of this Agreement or any other Loan Document may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by a written instrument signed by either of the Borrowers and the Lender. Delivery of an executed counterpart of such written instrument by telecopy or other electronic means shall be effective delivery of a manually executed counterpart of such written instrument.

        9.1.2. No failure or delay by the Lender in exercising any right, power or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in equity or in any of the other Loan Documents.

     9.2. Highest Lawful Interest Rate. The Lender, the Borrowers and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect, and the provisions of this Section 9.2 shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Regardless of any provision contained in any of the Loan Documents, the Lender shall never be entitled to receive, collect, or apply as interest on all or any part of the Loans, any amount in excess of the Highest Lawful Rate in effect from day to day, and, in the event the Lender ever receives, collects, or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of the principal of the Loans and treated hereunder as such; and, if the entire principal amount of the Loans owed to the Lender is paid in full, any remaining excess shall be repaid to the Borrowers. In determining whether the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate in effect from day to day, the Borrowers and the

Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Loans so that the interest rate is uniform throughout the entire term of the Loans; provided that, if the interest received by the Lender for the actual period of existence thereof exceeds the Highest Lawful Rate in effect from day to day, the Lender shall apply or refund to the Borrowers the amount of such excess as provided in this Section, and, in such event, the Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate in effect from day to day.

     9.3. INDEMNITY.

        9.3.1. WHETHER OR NOT ANY LOANS ARE EVER FUNDED OR ANY LETTER OF CREDIT IS EVER ISSUED HEREUNDER, AND IN ADDITION TO ANY OTHER INDEMNIFICATIONS CONTAINED HEREIN OR IN ANY OF THE OTHER LOAN DOCUMENTS, EACH OF THE BORROWERS AGREES TO INDEMNIFY AND DEFEND AND HOLD HARMLESS ON A CURRENT BASIS THE INDEMNIFIED PARTIES, FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, COSTS, INTEREST, CHARGES, COUNSEL FEES AND OTHER EXPENSES AND PENALTIES OF ANY KIND WHICH ANY OF THE INDEMNIFIED PARTIES MAY SUSTAIN OR INCUR IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING (WHETHER OR NOT THE LENDER SHALL BE DESIGNATED A PARTY THERETO) OR OTHERWISE BY REASON OF OR ARISING OUT OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS AND/OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE INDEMNIFICATION PROVISIONS IN THIS SECTION SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR OF ANY OTHER INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ON ANY OTHER INDEMNIFIED PARTY, BUT NOT ANY OF THE FOREGOING IN THIS SECTION ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE INDEMNIFIED PARTY SEEKING INDEMNIFICATION UNDER THIS SECTION; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

        9.3.2. Any amount to be paid under Section 9.3 to the Lender shall be a demand obligation owing by the Borrowers and if not paid within ten (10) days of demand shall bear interest from the date of expenditure by the Lender until paid at a per annum rate equal to the lesser of (i) the Default Rate or (ii) the Highest Lawful Rate. The obligations of the Borrowers under this Section 9.3 shall survive payment of the Note and the assignment of any right hereunder.

     9.4. Expenses.

        9.4.1. Whether or not any one or more of the Loans are ever funded, the Borrowers shall pay (i) all reasonable out-of-pocket expenses of the Lender, including fees and disbursements of counsel for the Lender in connection with the preparation of this Agreement and the other Loan Documents (including the furnishing of any written or oral opinions or advice incident to this transaction) and, if appropriate, the recordation of the Loan Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Lender, including fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors, consultants, engineers and other Persons incurred in connection therewith (including the supervision, maintenance or disposition of the Collateral) and investigative expenses incurred by the Lender in connection therewith, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrowers by the Lender and which amounts shall include, but not be limited to (a) all court costs, (b) reasonable attorneys’ fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Lender, (d) fees and expenses incurred in connection with the participation by the Lender as a member of the creditors’ committee in a case commenced under any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in §362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to §1129 Title 11 of the United States Code all reasonably incurred by the Lender in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Floating Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Lender until the date it is repaid to the Lender, with the obligations under Section 9.4 surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon each of the Borrowers and/or a trustee, receiver, custodian, or liquidator of such Borrower appointed in any such case.

        9.4.2. THE BORROWERS SHALL INDEMNIFY THE LENDER AGAINST ANY TRANSFER TAXES, DOCUMENTARY TAXES, ASSESSMENTS OR CHARGES MADE BY ANY GOVERNMENTAL AUTHORITY BY REASON OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

        9.4.3. Any amount to be paid under Section 9.4 to the Lender shall be a demand obligation owing by the Borrowers and if not paid within ten days of demand shall bear interest from the date of expenditure by the Lender until paid at a per annum rate equal to the lessor of the Default Rate or the Highest Lawful Rate. The obligations of the Borrowers under Section 9.4 shall survive payment of the Note and the assignment of any right hereunder.

     9.5. Taxes. The Borrowers will, to the extent they may lawfully do so, pay all Taxes (including interest and penalties but expressly excluding federal or state income taxes) which may be payable in respect of the execution and delivery of this Agreement or the other Loan Documents, or in respect of any amendment of or waiver under or with respect to the foregoing, and will save the Lender harmless on a current basis against any loss or liability resulting from nonpayment or delay in payment of any such Taxes (as limited above). The obligations of the Borrower under this Section shall survive the payment of the Note and the assignment of any right hereunder.

     9.6. Notices. Except as specifically provided otherwise herein, all notices, requests and other communications to any party hereunder shall be in writing (including by telecopy or similar writing) and shall be given to such party at its address and to the attention of the Person set forth on the signature pages hereof (or in the case of notices to the Borrowers, to the attention of any officer, or other Person holding a similar position, of such Borrower) or such other address or telecopy number or Person as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopier number specified in this Section and the receipt thereof is acknowledged (the receipt thereof shall be deemed to have been acknowledged upon the sending Person’s receipt of its facsimile machine’s confirmation of successful transmission; provided that if the day on which such facsimile is received is not a Business Day or is after 4:00 p.m. on a Business Day, then the receipt of such facsimile shall be deemed to have been acknowledged on the next following Business Day), (ii) if given by mail, 72 hours after such communication is deposited in the mail postage prepaid (certified, return receipt requested) addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section or, in the case of either Borrower, when otherwise delivered to such Borrower or any officer of such Borrower, provided that notice to the Lender under Section 2.2 shall not be effective until received, and provided further that, oral notices to the Borrowers of decreases in the Borrowing Base shall be effective when communicated to either Borrower.

     9.7. Rights of Set-Off.

        9.7.1. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of either of the Borrowers or the Guarantor against the obligations of the Borrowers to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrowers and the Guarantor, if applicable, after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which the Lender may have.

          9.7.2. Each of the Borrowers agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Loans may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.

     9.8. Survival. All representations, warranties and covenants made by or on behalf of either of the Borrowers in this Agreement or the other Loan Documents herein or in any certificate or other instrument delivered by it or in its behalf under the Loan Documents shall be considered to have been relied upon by the Lender and shall survive the delivery to the Lender of such Loan Documents or the extension of the Loans (or any part thereof), regardless of any investigation made by or on behalf of the Lender.

     9.9. Successors and Assigns: Rights of Other Holders.

          9.9.1. This Agreement shall be binding on the parties hereto and their respective successors and inure to the benefit of and be enforceable by the Lender, its legal representatives, successors and assigns. With respect to the Borrowers, this Agreement and the other Loan Documents and the rights of the Borrowers hereunder and thereunder shall not be assignable in any respect.

          9.9.2. The Lender may at any time sell, transfer, assign, or grant participations in the Obligations or any portion thereof with or without the consent of the Borrowers; and the Lender may forward to each Transferee and prospective Transferee all documents and information relating to such Obligations, whether furnished by the Borrowers or otherwise obtained, as the Lender determines necessary or desirable. The Borrowers agree that each Transferee, regardless of the nature of any transfer to it, may exercise all rights (including rights of set-off) with respect to the portion of the Obligations held by it as fully as if such Transferee were the direct holder thereof, subject to any agreements between such Transferee and the transferor to such Transferee.

     9.10. Applicable Law; Venue; Waiver of Jury Trial.

          9.10.1. THIS AGREEMENT HAS BEEN NEGOTIATED, IS BEING EXECUTED AND DELIVERED, AND WILL BE PERFORMED IN WHOLE OR IN PART, IN THE STATE OF TEXAS, AND THE SUBSTANTIVE LAWS OF SUCH STATE AND THE APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THE LOAN DOCUMENTS, EXCEPT TO THE EXTENT THE LAWS OF ANY JURISDICTION WHERE COLLATERAL IS LOCATED REQUIRE APPLICATION OF SUCH LAWS WITH RESPECT TO SUCH COLLATERAL.

          9.10.2. EACH OF THE BORROWERS HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN DALLAS, DALLAS COUNTY, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF THE BORROWERS HEREBY

IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST EITHER OF THE BORROWERS IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY EITHER OF THE BORROWERS AGAINST THE LENDER OR ANY AFFILIATE OF THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT IN DALLAS, DALLAS COUNTY, TEXAS.

          9.10.3. EACH OF THE BORROWERS AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.

     9.11. [RESERVED].

     9.12. Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof and words such as “hereunder” or “ herein” shall refer to the entirety of this Agreement unless specifically indicated otherwise.

     9.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement shall become effective at such time as the counterparts hereof which, when taken together, bear the signature of the Borrowers and the Lender, shall be delivered to the Lender. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as a delivery of a manually executed counterpart of this Agreement.

     9.14. Invalid Provisions, Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof or thereof, such provision shall be fully severable, this Agreement and the other Loan Documents shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions hereof and thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

     9.15. Revolving Loan. Pursuant to Section 346.004 of the Finance Code of Texas, the Borrower agrees that Chapter 346 of such Finance Code shall not govern or in any manner apply to the Loans.

     9.16. Communications Via Internet. Each of the Borrowers and the Guarantor (by its execution of a Guaranty), hereby authorizes the Lender and its counsel to communicate and transfer documents and other information (including confidential information) concerning this transaction or the Borrowers and the Guarantor and the business affairs of the Borrowers and the Guarantor via the Internet or other electronic communication without regard to the lack of security of such communications.

     9.17. USA Patriot Act Notice. The Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the borrower, which information includes the name and address of the borrower and other information that will allow such Lender to identify the borrower in accordance with the Act.

     9.18. EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     9.19. Preclusion of Oral Agreements. THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     In witness whereof, the undersigned have executed this Agreement as of the day and year first above written.

BORROWERS:

TOREADOR EXPLORATION & PRODUCTION INC.

4809 Cole Avenue, Suite 108	By: /s/ Douglas W. Weir
Dallas, Texas 75205	Name: Douglas W. Weir
Attention: Douglas W. Weir	Title: Senior Vice President and Chief Financial Officer
Facsimile: 214/559-3945

TOREADOR ACQUISITION CORPORATION

By: /s/ Douglas W. Weir
4809 Cole Avenue, Suite 108
Dallas, Texas 75205	Name: Douglas W. Weir
Attention: Douglas W. Weir	Title: Senior Vice President and Chief Financial Officer
Facsimile: 214/559-3945

LENDER:

TEXAS CAPITAL BANK, N.A.

2100 McKinney Avenue, Suite 900	By: /s/ Chris D. Cowan
Dallas, Texas 75201
Attention: Energy Group	Name: Chris D. Cowan
Facsimile: 214/932-6704	Title: Senior Vice President

FORM OF PROMISSORY NOTE

$25,000,000	Dallas, Texas	December 30, 2004

     FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Borrowers”) jointly and severally promise to pay to the order of TEXAS CAPITAL BANK, N.A. (“Lender”), at its banking quarters in Dallas, Dallas County, Texas, the amount of $25,000,000, or so much thereof as may be advanced against this Note and remain unpaid pursuant to the Credit Agreement dated of even date herewith by and between Borrowers and Lender (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.

     Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.

     This Note is issued pursuant to and shall be governed by the Credit Agreement and the holder of the Note shall be entitled to the benefits of the Credit Agreement. This Note shall finally mature on the Final Maturity Date.

     Without being limited thereto or thereby, this Note is secured by the Security Documents.

     Each of the Borrowers, and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate, and agree that their liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

     THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 346 OF THE FINANCE CODE OF TEXAS (WHICH REGULATES CERTAIN CREDIT LOAN ACCOUNTS AND TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.

Toreador Exploration & Production Inc.

By:

Printed Name: Douglas W. Weir
Title: Senior Vice President and Chief Financial Officer

Toreador Acquisition Corporation

By:

Printed Name: Douglas W. Weir
Title: Senior Vice President and Chief Financial Officer

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FORM OF NOTICE OF BORROWING

Texas Capital Bank, N.A.
2100 McKinney Avenue, Suite 900
Dallas, Texas 75201
Attention: Energy Group

Re:	Credit Agreement dated December 30, 2004, by and between Texas Capital Bank, N.A. and Toreador Exploration & Production Inc. and Toreador Acquisition Corporation (the “Borrowers”) (as amended, restated, or supplemented from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

     Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:

☐	1.		Advance

	(a	)	Amount of Advance requested: $

	(b	)	Requested funding date: , 200[ ]

	(c	)	Request funding into Texas Capital Bank Account Number:

☐	2.		Included herewith is a completed Letter of Credit Application.

     The undersigned certifies that [s]he is a Responsible Representative, has obtained all consents necessary, and as such [s]he is authorized to execute this request on behalf of the Borrower. The undersigned further certifies, represents, and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested borrowing or letter of credit under the terms and conditions of the Credit Agreement.

     Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,
Toreador Exploration & Production Inc.

By:

Printed Name: Douglas W. Weir
Title: Senior Vice President and Chief Financial Officer

Toreador Acquisition Corporation

By:

Printed Name: Douglas W. Weir
Title: Senior Vice President and Chief Financial Officer

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FORM OF COMPLIANCE CERTIFICATE

                   , 200

Texas Capital Bank, N.A.
2100 McKinney Avenue, Suite 900
Dallas, Texas 75201
Attention: Energy Group

Re:	Credit Agreement dated December 30, 2004, by and between Texas Capital Bank, N.A. and Toreador Exploration & Production Inc. and Toreador Acquisition Corporation (the “Borrowers”) (as amended, restated, or supplemented from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

     Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Representative of the Borrower, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

[1. To the best of the knowledge of the undersigned, no Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.]

[1. To the best of the knowledge of the undersigned, the following Defaults exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:]

2.	The compliance of the Borrower with certain financial covenants of the Credit Agreement, as of the close of business on (the “Determination Date”), is evidenced by the following:

(a)	Section 7.15.1: Interest Coverage Ratio.

	Required	Actual

	Not less than 3.00 to 1.00	to 1.00

(b)	Section 7.15.2: Current Ratio.

	Required	Actual

	Not less than 1.25 to 1.00	to 1.00

(c)	Section 7.9.4: Hedging Agreements.

The Hedging Agreements of the Borrower and its positions thereunder as of the Determination Date are summarized on Schedule One attached hereto.

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3.	The financial statements being delivered to the Lender concurrently herewith pursuant to the Credit Agreement fairly and accurately reflect the financial condition and results of operation of the Borrowers for the periods and as of the dates set forth therein, and the undersigned has reviewed the terms of the Credit Agreement and the other Loan Documents, and has made, or caused to be made under my supervision, a review of the transactions and financial condition of the Borrowers during the fiscal period covered by such financial statements.

4.	The circled answers to the following statements are each true and correct as of the Determination Date:

(a)	The annual statement of assets and liabilities of the Guarantor as of its most recent fiscal year-end and the related financial statements have been delivered to the Lender pursuant to Section 7.2.1(i). YES NO

(b)	The quarterly statement of assets and liabilities of the Guarantor as of the last day of its most recently ended fiscal quarter and the related financial statements have been delivered to the Lender pursuant to Section 7.2.1(ii). YES NO

(c)	The annual statement of assets and liabilities of the Borrowers as of its most recent fiscal year-end and the related financial statements have been delivered to the Lender pursuant to Section 7.2.1(iii). YES NO

(d)	The quarterly statement of assets and liabilities of the Borrowers as of the last day of its most recently ended fiscal quarter and the related financial statements have been delivered to the Lender pursuant to Section 7.2.1(iv). YES NO

(e)	The federal income tax return for the year most recently ended for each Person indicated below has been properly filed with the appropriate Governmental Authority and a copy thereof has been delivered to the Lender pursuant to Section 7.2.1(vi),

(i)	of the Guarantor. YES NO

5.	The most recent oil and gas production report delivered by the Borrower to the Lender under Section 7.2.2 of the Credit Agreement is in compliance with the provisions of such Section and is true and correct in all material respects as of the date thereof and for the time periods covered thereby.

     Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours, of Toreador Exploration & Production Inc. and Toreador Acquisition Corporation

2

Schedule One
Hedging Agreements

1

EXHIBIT 6.7

LITIGATION

None

1